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                                                                   Exhibit 99(a)
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                     INTERNATIONAL FLAVORS & FRAGRANCES INC.

                               BOARD OF DIRECTORS

                         CORPORATE GOVERNANCE GUIDELINES
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                            (as adopted May 7, 2002)

1.       Role of the Board

The Board of Directors (the "Board") of International Flavors & Fragrances Inc. (together with its subsidiaries, the "Company") represents the interests of the Company's shareholders in maintaining and enhancing the success of the Company's business, including optimizing long-term returns to increase shareholder value. The Board has responsibility for overseeing the management of the Company. In fulfilling this obligation the Board regularly monitors the development and execution of management's strategies and the effectiveness of its policies and decisions, including the identification and evaluation of its strengths, weaknesses, opportunities and risks.

In addition to its duty to the Company's shareholders, the Board also considers the interests of the Company's other stakeholders, including customers, employees and suppliers and the communities in which the Company operates, all of whom are essential to the success of the Company's business. The Board fulfills these responsibilities by overseeing the successful perpetuation of the Company's business.

2.       Board Membership Criteria

The Nominating and Governance Committee, with the input of the Chief Executive Officer, is responsible for recommending to the Board (a) nominees for Board membership to fill vacancies or newly created positions and (b) the persons to be nominated by the Board for election by shareholders at the Company's Annual Meeting of Shareholders. The Nominating and Governance Committee and the Board also consider recommendations made by shareholders. In connection with the selection process, and at least on an annual basis, the Nominating and Governance Committee reviews the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. This process is designed to assure that the Board includes members with diverse backgrounds, skills and experience, including appropriate technical and financial expertise relevant to the business of the Company. Each Director is required to notify the Chair of the Nominating and Governance Committee of changes in his or her status. The Nominating and Governance Committee is responsible for facilitating Board discussion and dialogue with respect to these matters.

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3.       Director Independence

It is the Board's policy that the members of the Board other than the Chief Executive Officer and up to one other director be "Independent." For this purpose a Director is deemed to be "Independent" if he or she: (a) is not and has not been employed by the Company; (b) is not (and is not affiliated with a company or firm that is) a significant advisor or consultant to the Company; (c) is not affiliated with a significant customer or supplier of the Company; (d) does not have significant personal services contract(s) with the Company; (e) is not affiliated with a tax-exempt entity that has received significant contributions from the Company; and (f) receives no compensation from the Company other than as a Director.

It is also Board policy that interlocking directorates--where an officer of the Company serves on the board of a company an executive of which serves on the Board--should be discouraged. In addition, as a general rule, former executives of the Company should not serve on the Board.

4.       Selection of the Chair of the Board and Chief Executive Officer

The Board is free to choose its Chair in any way that seems best for the Company at any time. As a result, the Board does not have a policy that requires the roles of Chair of the Board and Chief Executive Officer should be separate and, if the Board determines at any time that they should be separate, whether the Chair of the Board should be selected from the non-employee directors or be an employee of the Company.

5.       Board Size

To ensure independence and to provide the breadth of needed expertise and diversity on the Board, the Board is to be comprised of between 7 and 12 members. Directors are selected on the basis of their qualifications and the needs of the Company. The Board periodically reviews its size and makes appropriate adjustments.

6.       Term Limits/Mandatory Retirement

The Board does not believe that it should establish term limits for Directors. Although term limits can promote the inclusion on the Board of people with new perspectives, the process described in Section 2 can achieve the same result. Moreover, term limits have the disadvantage of arbitrarily causing the Company to lose the contributions of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations, thereby increasing their contributions to the Board and the Company.

The Board has determined, however, that Directors must retire at the Annual Meeting of Shareholders following their 72nd birthdays.

The Board does not believe that non-employee Directors who retire or change the positions they held when they became members of the Board should necessarily leave the Board. In that event, the Nominating and Governance Committee will review the continued appropriateness of Board membership and the affected Director will be requested and expected to act in accordance with the Nominating and Governance Committee's recommendation.

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7.       Executive Sessions of Independent Directors

The Independent Directors of the Board meet in Executive Session at such times as they may determine. The Chair of any Board Committee may call such a meeting if he or she concludes it is appropriate. The Chair of the Committee calling the meeting is responsible for developing the agenda and chairing such session of the Independent Directors.

8.       Board Meetings and Agendas

The Chairman of the Board establishes the agenda for each Board Meeting. Each Board member is free to suggest the inclusion of item(s) on the agenda. The Board meets at least six times each year.

9.       Board Materials and Presentations

Information that is important to the Board's understanding of the business to be conducted at the meeting should be distributed in writing or electronically to the Board before each Board meeting. In addition, presentations on specific subjects should generally be sent to Directors in advance to allow Directors to familiarize themselves with the subject matter before the Board meeting, thus conserving Board meeting time and allowing discussion time to focus on questions that the Directors have about the matters that are the subject of the presentations.

10.      Attendance of Non-Directors at Board Meetings

It is Board policy that executive officers and other members of senior management who report directly to the Chief Executive Officer be present at Board meetings. The Board encourages such executive officers and senior management to cause to make presentations, or to include in discussions at Board meetings managers and other employees who (a) can provide insight into the matters being discussed because of their functional expertise and/or personal involvement in such matters, and/or (b) are individuals with high potential whom such executive officers and senior management believe the Directors should meet and have the opportunity to evaluate.

11.      Number, Structure and Independence of Committees

The current Committees of the Board are the Executive Committee, the Nominating and Governance Committee, the Audit Committee and the Compensation Committee. The Board evaluates and determines the circumstances under which to form new Committees. Committee membership consists only of Independent Directors, except that (a) in all cases the Chairman of the Board is a member of the Executive Committee, and (b) in appropriate circumstances the Board may determine otherwise. The Chief Executive Officer recommends the Chairs of Board Committees to the Nominating and Governance Committee, which, after consideration of such recommendations, makes recommendations for approval by the Board.

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12.      Rotation and Assignment of Committee Members

It is the sense of the Board that consideration should be given to rotating Committee Chairs and members periodically at approximately five-year intervals, except where a Director's specific expertise or the requirements of applicable rules or regulations of the Internal Revenue Service, the United States Securities and Exchange Commission or any exchange on which shares of the common stock of the Company are traded require otherwise. Notwithstanding the foregoing, the Board has not made rotation a mandated policy since circumstances may warrant a Director's serving on a Committee for a different period.

13.      Committee Meeting Frequency, Length and Agenda

Unless otherwise provided in the Charter of a Committee, each Committee Chair, in consultation with his or her Committee's members, determines the frequency and length of the meetings of the Committee. The Chair of the Committee, in consultation with appropriate members of management, develops the Committee's agenda. Each Committee periodically reports to the full Board on its actions and recommendations.

14.      Internal Controls

The Board has overall responsibility for overseeing management's reporting of operating and other results of the Company. In order effectively to fulfill this responsibility the Board, through the Audit Committee, monitors the effectiveness of the Company's financial and reporting systems and internal controls. Senior management of the Company, with the review of the Audit Committee and the Board, is responsible for the design of systems and controls that provide reasonable assurance against material misstatement or loss. These systems and controls are intended to enable the timely identification of problems that require the attention of senior management, the Audit Committee and/or the Board.

The performance of the Company is monitored through annual operating and capital budgets established by management and reviewed by the Board. Management also provides reports to the Audit Committee on a basis established by the Audit Committee with respect to issues affecting the Company in areas such as legal and regulatory compliance and tax matters. The Company's independent accountants review and test the Company's systems and controls to the extent necessary to render opinions on the Company's financial statements.

15.      Evaluation of Board Performance

The Board assesses its performance periodically but no less than biennially. This assessment includes an evaluation of the Board's performance as a whole and with respect to specific areas that the Board and/or senior management has previously identified. The Board's assessment is designed to increase the effectiveness of the Board. The Nominating and Governance Committee is responsible for establishing procedures for conducting this evaluation.

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16.      Evaluation of Committee Performance

Each Committee should annually assess its performance to confirm that it is meeting its responsibilities under its Charter. In this review, the Committee should consider, among other things, (a) the appropriateness of the scope and content of its Charter, (b) the appropriateness of matters presented for information and approval, (c) the sufficiency of time for consideration of agenda items, (d) frequency and length of meetings, and (f) the quality of written materials and presentations.

17.      Board Compensation

In order to align the interests of the Directors and the shareholders of the Company, a meaningful portion of each Director's compensation should be provided in shares of common stock of the Company. The Board believes that management is an effective monitor of trends and changes in board compensation practices, and thus management presents recommendations for changes in Board compensation to the Nominating and Governance and Compensation Committees. Either management or either of such Committees may retain an experienced independent compensation consultant to assist it in developing or evaluating management recommendations. Changes in Board compensation are recommended to the Board by the Compensation Committee and may only take place after full discussion and concurrence by the Board. Only non-employee Directors receive payment for Board service.

18.      Board Relationship with/Access to Management

The management of the business of the Company is conducted by or under the supervision of the Chief Executive Officer. In order for the Board to fulfill its oversight responsibilities, Directors have access to the Company's management, including the Chief Executive Officer, and to information about the operations and business of the Company.

19.      Board Communication with Third Parties

The Board believes that management speaks for the Company. Directors receiving inquiries from third parties with respect to the business or activities of the Company are to refer them to the Chief Executive Officer or his designee.

20.      Evaluation of the Chief Executive Officer

The Independent Directors evaluate the Chief Executive Officer annually. The Nominating and Governance Committee establishes the procedure to be used each year for such evaluation. That process includes a self-assessment written by the Chief Executive Officer and provided to all of the Independent Directors as part of their evaluation. The Independent Directors' evaluation is based on objective criteria including the performance of the business, accomplishment of annual and long-term strategic objectives, development of management, and other criteria established by the Independent Directors and communicated to the Chief Executive Officer at or near the beginning of the period being evaluated. The Chairs of the Nominating and Governance and Compensation Committees communicate the results of the evaluation to the Chief Executive

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Officer. The Compensation Committee uses the completed evaluation when considering the compensation of the Chief Executive Officer.

21.      Succession Planning/Management Development

The Chief Executive Officer submits reports to the Board at least annually on succession planning and management development, particularly with respect to the executive officers and other senior managers who report to him or her. The Chief Executive Officer should at all times have identified to the Board a recommended successor should the Chief Executive Officer be unable to fulfill his or her responsibilities. The selection of the Chief Executive is the responsibility of the Independent Directors based on a procedure, including a succession plan, developed and recommended to the Board by the Nominating and Governance Committee.

22.      Oversight of the Board

The Board is responsible for assuring that it complies with, and performs its duties in accordance with, the foregoing Guidelines. The Nominating and Governance Committee reviews these Guidelines annually and makes any suggested changes to the Independent Directors, who consider such recommendations and make such changes as they deem appropriate.

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